UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 16, 2015

COHERUS BIOSCIENCES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36721	27-3615821
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

333 Twin Dolphin Drive, Suite 600

Redwood City, CA 94065

(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: (650) 649-3530

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On December 16, 2015, Coherus BioSciences, Inc. (“Company”) and KBI Biopharma, Inc. (“KBI”) executed a binding proposal (“Proposal”) for commercial cGMP manufacturing of CHS-1701 drug substance, the Company’s pegfilgrastim (Neulasta®) biosimilar candidate, which Proposal is subject to the terms of a Master Services Agreement (“MSA”) entered into between the Company and KBI on July 30, 2014 (collectively, the “Agreement”). Under the terms of the Agreement, the Company agreed to purchase several production batches of CHS-1701 drug substance, including the initial manufacturing campaign scheduled for 2016. The first installment for the initial manufacturing campaign, costing $7.8 million, is due in December 2015. A second manufacturing campaign, costing $20.2 million, is planned for 2017. The Company has the right to cancel production batches at any time by giving appropriate written notice in exchange of foregoing a portion of commitments paid for production capacity reservation.

A copy of the press release announcing the Agreement is attached hereto as Exhibit 99.1.

The foregoing is only a summary of the material terms of the Agreement and MSA, does not purport to be a complete description of the rights and obligations of the parties thereunder and is qualified in its entirety by reference to the MSA and Proposal, which will be filed as exhibits to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015. The Company intends to submit a FOIA Confidential Treatment Request to the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended, requesting that it be permitted to redact certain portions of the Agreement. The omitted material will be included in the request for confidential treatment.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press Release dated December 21, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 21, 2015	COHERUS BIOSCIENCES, INC.

	By:	/s/ Jean-Frédéric Viret
	Name:	Jean-Frédéric Viret
	Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated December 21, 2015